Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-1) and related Prospectus of Lifeward Ltd. for the registration of 1,927,274 Ordinary shares and to the incorporation by reference therein of our report dated February 27, 2024, with respect to the consolidated financial statements of Lifeward Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
February 11, 2025	A Member of Ernst & Young Global